EXHIBIT 5.1

                                     July 7, 1997


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:      Arizona Public Service Company Director Equity Plan

Ladies and Gentlemen:

         We have acted as counsel to Pinnacle West Capital Corporation, an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 25,000 shares of its Common Stock, no par value (the "Shares"), issuable pursuant to the Arizona Public Service Company Director Equity Plan (the "Plan").

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and Bylaws of the Company.

         Based upon the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

                                        Very truly yours,

                                        /s/ Snell & Wilmer LLP.